DLA Piper LLP (US)
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Raleigh, North Carolina 27612-2350
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T 919.786.2000
F 919.786.2200

April 16, 2010	Exhibit 5.1

Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, Michigan 48334

Re:           1,495,000 Shares of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Agree Realty Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (registration no. 333-161520) (the “Registration Statement”) that was declared effective on November 16, 2009, pursuant to the Securities Act of 1933, as amended.  The Registration Statement relates to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated November 13, 2009, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth in one or more supplements to the Prospectus.  This opinion letter is rendered in connection with the public offering of up to 1,495,000 shares of common stock, which includes 195,000 shares offered pursuant to the option set forth in Section 2(b) of the Underwriting Agreement (as defined below), par value $0.0001 per share, of the Company (the “Shares”), as described in the Prospectus, a preliminary prospectus supplement dated April 12, 2010, and a final prospectus supplement dated April 13, 2010 (such final prospectus supplement, the “Prospectus Supplement”).  This opinion letter is rendered pursuant to Item 9.01 of Form 8-K and Item 601(b)(5)(i) of Regulation S-K.

We are familiar with the proceedings taken to date by the Company with respect to the proposed issuance and sale of the Shares pursuant to the terms of the Underwriting Agreement dated April 13, 2010, among the Company, Agree Limited Partnership, and Raymond James & Associates, Inc., as underwriter (the “Underwriting Agreement”).

In our examination, we have assumed the genuineness of all signatures, the conformity to original documents of all copies submitted to us and the legal capacity of all individuals executing such documents.  As to various questions of fact material to this opinion, we have relied on statements and certificates of, or communications with, officers and representatives of the Company and others.  We have examined copies of the Registration Statement, the Company’s Articles of Incorporation, as amended (the “Articles”), and the Company’s Bylaws and such other materials and matters as we have deemed necessary for the issuance of this opinion.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized by the Company, are legally issued, fully paid and nonassessable and are not subject to any preemptive or other similar rights under any provision of Maryland General Corporation Law, as defined in Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

Our opinion set forth above is subject to the following general qualifications and assumptions:

1.
The foregoing opinion is rendered as of the date hereof.  We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

2.
We have made no investigation as to, and we express no opinion concerning, any laws other than Maryland General Corporation Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting such General Corporation Law and Constitution, and we do not express any opinion herein concerning any other laws.

April 16, 2010
Page Two

3.
Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4.
We assume that the issuance of the Shares, together with any other outstanding shares of common stock, will not cause the Company to issue shares of common stock in excess of the number of such shares authorized by the Articles.

5.	We assume that the Shares will not be issued in violation of any restriction or limitation contained in Article Ninth of the Articles.

6.	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on the date hereof, portions of which are incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)